Exhibit 10.1

GOVERNANCE AGREEMENT

This Governance Agreement (this “Agreement”) is made as of June 12, 2020, by and among OneSpaWorld Holdings Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (the “Company”), Steiner Leisure Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Steiner Leisure”), each other Person that becomes party to this Agreement after the date hereof in accordance with the terms hereof as an SLL Investor Holder Party and, solely for purposes of Section 18 and any other provisions herein to the extent relating thereto, Haymaker Acquisition Corp., a Delaware corporation (“HYAC”). All of the capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Investment Agreement (as defined below).

WHEREAS, the Company, HYAC, and Steiner Leisure entered into that certain Director Designation Agreement, dated as of November 1, 2018 (the “Prior Agreement”);

WHEREAS, the Company, Steiner Leisure and each other Investor party thereto entered into that certain Investment Agreement, dated as of April 30, 2020 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Investment Agreement”) whereby, among other things, Steiner Leisure and such other Investors will acquire or will otherwise be issued, as applicable, the Acquired Securities on the terms and subject to the conditions contained therein;

WHEREAS, pursuant to the Investment Agreement, the parties hereto are required to enter into this Agreement at the Closing;

WHEREAS, the parties hereto desire to enter into this Agreement to set forth certain covenants and agreements with respect to the board of directors of the Company (the “Company Board”) and certain other governance matters with respect to the Company, in each case, on the terms and subject to the conditions contained in this Agreement; and

WHEREAS, the parties hereto desire for this Agreement to supersede the Prior Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Section 1. Steiner Directors.

(a) Upon the terms and subject to the conditions of this Agreement, from and after the Closing, the Company will take all necessary and desirable actions within its control (including calling meetings of the Company Board and the shareholders and recommending, supporting and soliciting proxies), such that:

(i) from and after the Closing and for so long as the SLL Investor Holders, in the aggregate, beneficially own at least 15.00% of the issued and outstanding Company Common Shares, the Majority SLL Investor Holders shall have the right, but not the obligation, to designate one individual to be appointed or nominated, as the case may be, as a Class B director of the Company Board and one individual to be appointed or nominated, as the case may be, as a Class C director of the Company Board, or if the Company Board does not contain classes, two (2) individuals to be appointed or nominated, as the case may be, as directors of the Company Board; and

(ii) from and after the time at which the ownership threshold set forth in clause (i) of this Section 1(a) is no longer satisfied and for so long as the SLL Investor Holders, in the aggregate, beneficially own at least 5.00% of the issued and outstanding Company Common Shares, the Majority SLL Investor Holders shall have the right, but not the obligation, to designate one individual to be appointed or nominated, as the case may be, as a Class B director or Class C director of the Company Board, or if the Company Board does not contain classes, as directors of the Company Board.

If the ownership threshold(s) set forth in clauses (i) and/or (ii) of this Section 1(a) is or are, as applicable, no longer satisfied, then the Steiner Representative shall, and shall cause each other SLL Investor Holder to, take all actions necessary and desirable within its control to cause the requisite number of Steiner Directors to, as promptly as practical thereafter (and in any event within five (5) Business Days), deliver a resignation letter to the Nominating Committee for purposes of this paragraph, determined based on the number of directors that would need to resign in order for the number of Steiner Directors to match the number of directors that the Majority SLL Investor Holders then have the right to designate pursuant to this Section 1(a); provided that if the ownership threshold set forth in clause (i) of this Section 1(a) is no longer satisfied prior to the end of the Non-Continuing Class C Director Term, then the Non-Continuing Class C Steiner Director shall (if then-serving as a director) be one of the Steiner Directors that submits his or her resignation to the Nominating Committee and, for the avoidance of doubt, one of the Specified Steiner Directors shall remain on the Company Board. The Majority SLL Investor Holders shall, in their sole discretion, determine which Steiner Directors will deliver his or her resignation as required pursuant to the immediately preceding sentence, and any such resignation delivered pursuant to the immediately preceding sentence must be either accepted or rejected by the Nominating Committee within ten (10) Business Days of receipt thereof (it being understood and agreed that (A) if the Nominating Committee does not accept such resignation within such ten (10) Business Day period, then, unless such resignation specifically states that it supersedes this proviso, the Nominating Committee shall be deemed to have rejected such resignation and (B) the Nominating Committee may accept such resignation, effective as of a later specified date or event, unless such resignation specifically states that it supersedes this proviso, is not conditioned on acceptance by the Nominating Committee, and will be effective immediately). For illustrative purposes only, if the SLL Investor Holders, in the aggregate, beneficially own 16% of the issued and outstanding Common Shares on the date that is nine (9) months after the date hereof and, immediately after giving effect to a transfer of Common Shares as of such date, would beneficially own 6% of the issued and outstanding Common Shares, then the Steiner Representative and the other SLL Investor Holders shall cause one (1) Specified Steiner Director and the Non-Continuing Class C Steiner Director to deliver a resignation letter as provided in this paragraph.

(b) If a vacancy on the Company Board occurs because of the death, disability, disqualification, resignation, or removal of any Specified Steiner Director by the Majority SLL Investor Holders or any Specified Steiner Director ceases to be on the Company Board for any other reason, then the Majority SLL Investor Holders shall, so long as the Majority SLL Investor Holders are entitled to designate an individual to such director position for appointment or nomination, as applicable, pursuant to Section 1(a), be entitled to designate an individual to fill such director position by giving written notice to the Company, and the Company shall, within ten (10) days of such designation, take all necessary and desirable actions so that such director position is filled with such individual designated in writing pursuant to this Section 1(b) within such ten (10) day period. Notwithstanding anything to the contrary in this Agreement, the Investment Agreement or the Governing Documents of Company, subject to Section 1(d), neither the Company Board nor any other Person (other than the Majority SLL Investor Holders pursuant to this Section 1(b)) may appoint, elect or designate any Person to fill any such director position described in the preceding sentence.

(c) If a vacancy on the Company Board occurs because of the death, disability, disqualification, resignation, or removal of the Non-Continuing Class C Steiner Director by the Majority SLL Investor Holders prior to the end of the Non-Continuing Class C Director Term or the Non-Continuing Class C Steiner Director ceases to be on the Company Board for any other reason prior to the earlier of (i) the end of the Non-Continuing Class C Director Term and (ii) the time at which the ownership threshold set forth in Section 1(a)(i) is no longer satisfied, then the Majority SLL Investor Holders shall be entitled to designate an individual to fill such director position for the remainder of the Non-Continuing Class C Director Term by giving written notice to the Company, and the Company shall, within ten (10) days of such designation, take all necessary and desirable actions so that such director position is filled with such individual designated in writing pursuant to this Section 1(c) within such ten (10) day period. Notwithstanding anything to the contrary in this Agreement, the Investment Agreement or the Governing Documents of Company, subject to Section 1(d), neither the Company Board nor any other Person (other than the Majority SLL Investor Holders pursuant to this Section 1(c)) may appoint, elect or designate any Person to fill any such director position described in the preceding sentence. Notwithstanding anything to the contrary contained herein, the Company Board (and/or the Nominating Committee) shall determine in its sole discretion whether or not to nominate the individual (if any) then serving as the Non-Continuing Class C Steiner Director for re-election at the 2022 annual meeting of the Company’s shareholders; provided, that, for the avoidance of doubt, this sentence shall not limit or affect the Majority SLL Investor Holders’ rights to designate such individual to serve as a Specified Steiner Director.

(d) If an individual designated by the Majority SLL Investor Holders is not appointed, nominated or elected pursuant to Section 1(a) through (c) or this Section 1(d) because of such individual’s death, disability, disqualification or withdrawal as a designee or nominee or for any other reason (other than as a result of the Majority SLL Investor

Holders ceasing to be entitled to designate such individual pursuant to the other applicable provisions of Section 1), then the Majority SLL Investor Holders shall be entitled to designate a replacement to fill such director position by giving written notice to the Company, and the Company will, within ten (10) days of such designation, take all necessary and desirable actions so that such director position is filled with such person designated in writing pursuant to this Section 1(d) within such ten (10) day period. Notwithstanding anything to the contrary in this Agreement, the Investment Agreement or the Governing Documents of the Company, neither the Company Board nor any other Person (other than the Majority SLL Investor Holders pursuant to this Section 1(d)) may appoint, elect or designate any Person to fill any such director position described in the preceding sentence.

(e) As promptly as reasonably practicable following the request of any Steiner Director, the Company shall enter into an indemnification agreement with such Steiner Director, in the form entered into with the other members of the Company Board or, if not entered into by other members of the Company Board, a customary form. The Company shall pay the reasonable, documented and out-of-pocket expenses incurred by each Steiner Director related to his or her service to the Company, including attending meetings of the Company Board or any committee or sub-committee thereof or events attended on behalf of the Company or any of its Subsidiaries at the Company’s request.

(f) From and after the Closing and for so long as the SLL Investor Holders, in the aggregate, beneficially own at least 15.00% of the issued and outstanding Company Common Shares, the Company will, promptly upon (and in any event within five (5) Business Days (or within ten Business Days if any change requested by the Majority SLL Investor Holders would require any change to the composition of such committee other than the replacement of one Steiner Director with another Steiner Director) of) the written request of the Majority SLL Investor Holders, take all necessary and desirable actions within its control, so that the composition of each committee of the Company Board (other than any special committee with responsibility for a matter with respect to which any Steiner Person would have a conflict of interest or would not be disinterested) is comprised of a number of Steiner Directors in proportion to the number of Steiner Directors then serving on the Company Board as compared to the aggregate number of directors then serving on the Company Board (rounded up to the nearest whole number of directors, unless such rounding would result in a majority of any committee being comprised of Steiner Directors), with the Steiner Directors serving on each such committee at any time being determined in the sole discretion of the Majority SLL Investor Holders as provided in any such written request, unless the committee membership of such Steiner Director(s) would (together with any combination of non-Steiner Directors) violate the Listing Rules, the rules or regulations of the U.S. Securities and Exchange Commission, or applicable law based on a good faith determination of the Company Board (after consultation with applicable outside legal counsel). Without limiting the rights of the Majority SLL Investor Holders pursuant to the immediately preceding sentence, from and after the Closing and for so long as the SLL Investor Holders, in the aggregate, beneficially own at least 15.00% of the issued and outstanding Company Common Shares, if a committee of the Company Board (other than any special committee with responsibility for a matter with respect to which any Steiner Person would have a conflict of interest or would not be disinterested)

does not have a Steiner Director as a member as of any determination time, then the Majority SLL Investor Holders shall be entitled to designate a Steiner Director (a “Steiner Committee Observer”) who shall be entitled to attend all meetings of such committee in a non-voting capacity, by giving written notice to the Company Board. The Company or the committee of the Board on which such Steiner Director is a Steiner Committee Observer shall simultaneously provide (or cause to be provided) to such Steiner Committee Observer copies of all notices, consents, minutes and other materials that are provided to the members of such committee of the Company Board. A Steiner Committee Observer may be removed and/or, subject to the ownership thresholds required to appoint a Steiner Committee Observer, replaced at any time by the Majority SLL Investor Holders upon written notice to the Company Board of the same, and if after the appointment of a Steiner Committee Observer, a Steiner Director becomes a member of a committee of the Board, then such Steiner Committee Member shall no longer be entitled to serve as a Steiner Committee Observer for so long as a Steiner Director is a member of such committee.

(g) For so long as any Steiner Director serves as a director of the Company, the Company shall not amend, alter or repeal any right to indemnification or exculpation covering or benefiting any Steiner Director as and to the extent consistent with applicable law, including but not limited to under the Governing Documents of the Company (whether such right is contained in the Governing Documents of the Company or another document) (except to the extent such amendment or alteration permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

(h) Subject to compliance with the Listing Rules, each Steiner Director may, but is not required to, qualify as “independent” pursuant to the Listing Rules.

(i) Each Steiner Director who is an employee of L Catterton or any affiliated “L Catterton” entity (it being understood that portfolio companies of investment vehicles advised by L Catterton (or advised by affiliates of L Catterton) shall not be considered an “affiliated “L Catterton” entity”) will have the option, in his or her sole discretion, to receive cash in lieu of any Equity Securities as compensation for his or her service as a director, determined based on the arithmetic average of the volume-weighted average price per Company Common Share for the period of the five (5) consecutive trading days ending on the trading day immediately preceding the date of such payment.

Section 2. Negative Covenants.

(a) From and after the Closing, for so long as the SLL Investor Holders, in the aggregate, beneficially own at least 15.00% of the issued and outstanding Company Common Shares, the Company shall not, and shall cause each of its Subsidiaries not to, in each case, without the prior written consent of the Majority SLL Investor Holders (such written consent to be given in the sole and absolute discretion of the Majority SLL Investor Holders):

(i) amend, waive, rescind or otherwise modify any provision of the Governing Documents of the Company or any of its Subsidiaries in a manner that adversely affects any of the rights of the SLL Investor Holders under (A) the Governing Documents of the Company, (B) this Agreement or (C) any other shareholders’ or similar agreement between the Company, on the one hand, and any SLL Investor Holder, on the other hand; provided that the prior written consent of the Majority SLL Investor Holders shall not be required pursuant to this Section 2(a)(i) with respect to any amendment of any provision of the Governing Documents of the Company or any Subsidiary for purposes of effectuating the creation or issuance of Equity Securities that have a preference on distributions or dividends that is senior to the Company Common Shares if (and only if) such amendment does not result in different economic, liquidity or similar rights or obligations of the Company Common Shares beneficially owned by the SLL Investor Holders as compared to those beneficially owned at any time by any other holders of Company Common Shares (including, for the avoidance of doubt, those that would be held by any holder upon conversion of any economically senior Equity Securities);

(ii) enter into, consummate or take any action in furtherance of any liquidation, dissolution, recapitalization, reorganization, bankruptcy or similar transaction or event, other than with respect to any immaterial Subsidiary of the Company;

(iii) (A) increase or decrease the size of the Company Board or (B) except for the sole purpose of effectuating the SLL Investor Holders’ rights hereunder, change the classes on which members of the Company Board serve; and

(iv) enter into any agreement (including any amendment or modification to any existing agreement) with or consummate, directly or indirectly, any transaction or series of related transactions with (A) any Affiliate of the Company (other than, in the case of the Company, any of its Subsidiaries or, in the case of any Subsidiary of the Company, the Company or another Subsidiary of the Company), (B) any Person that, to the Company’s actual knowledge, is part of a “group” that beneficially owns at least 5.00% of the issued and outstanding Company Common Shares, (C) any individual who is or was (since the beginning of the last fiscal year for which the Company has filed an Annual Report on Form 10-K and proxy statement, even if such individual does not presently serve in that role) an officer or director of the Company, or (to the Company’s actual knowledge) any other Person described in the foregoing clauses (A) or (B) or any nominee for director of the Company or (D) any Immediate Family Member (to the Company’s actual knowledge) of any Person described in the foregoing clauses (A) through (C), in each case other than (1) any agreement or transaction entered into or effected, as applicable, on arms’ length terms or on an arms’ length basis, as applicable, that are approved in accordance with the Company’s “Related Party Transaction Policy” as in effect as of the date hereof (or any successor policy thereto approved by the Company Board (including at least one Steiner Director)); provided, however, that in respect of any such transaction or series of related transactions involving or that could involve aggregate consideration (whether contingent or otherwise) in excess of $1 million (unless such transaction(s) are described in any of the following numbered clauses of this Section 2(a)(iv), in which case the requirements of this proviso shall not apply), the Company will provide prior written notice of such transaction or series of transactions to the Steiner Representative and, if requested by the Steiner Representative, deliver an opinion to the Company Board as to the fairness to the Company and/or the applicable Subsidiary(ies) of the Company issued by an accounting, appraisal or investment banking firm of national standing, (2) ordinary course director compensation and expense reimbursement as permitted by the Governing Documents of the Company or its applicable Subsidiaries and approved by the Compensation Committee, (3) officer compensation (including severance) and expense reimbursement approved by the Compensation Committee, (4) director and officer indemnification agreements approved by the Company Board (or any applicable committee thereof) and the rights of indemnification and exculpation provided to directors and officers under the Governing Documents of the Company or any of its Subsidiaries, (5) any transaction with Steiner Leisure or any Affiliate thereof, (6) any dividend in respect of (or Company Board-approved, broad-based repurchases of) Equity Securities permitted by, and in accordance with, the Governing Documents of the Company; provided, that any such dividend must be paid on a pro rata basis among holders of Company Common Shares (based on the number of Company Common Shares held by such holders); (7) any transaction involving $120,000 or less in a calendar year; (8) redemptions or repurchases of Equity Securities from terminated employees or officers of the Company or any of its Subsidiaries in the ordinary course of business pursuant to any Company contracts or plans in effect as of the date hereof (or pursuant to contracts or plans entered into after the date hereof that are not prohibited by this Section 2(a)(iv)); (9) the transactions contemplated by the Investment Agreement (including the issuance of Equity Securities pursuant thereto); and (10) transactions pursuant to agreements that were in effect as of the date of the Investment Agreement.

(b) From and after the Closing, for so long as the SLL Investor Holders, in the aggregate, beneficially own at least 25.00% of the issued and outstanding Company Common Shares, the Company shall not, and shall cause each of its Subsidiaries not to, in each case, without the prior written consent of the Majority SLL Investor Holders (such written consent to be given in the sole and absolute discretion of the Majority SLL Investor Holders):

(i) issue (by reclassification or otherwise), or enter into any agreement providing for the issuance (by reclassification or otherwise) of, any Equity Securities of the Company or any of its Subsidiaries that have, or may be entitled to upon the occurrence of any future event (such as conversion, exchange or exercise thereof), preferences, rights or privileges that are senior to the Company Common Shares (whether economic or otherwise) that, together with one or more series of related issuances of Equity Securities of the Company or any of its Subsidiaries, would require Company Shareholder Approval (whether upon issuance, conversion, exchange or exercise thereof or otherwise);

(ii) enter into any definitive agreement to effect, or effect, any Company Sale that would result in net consideration per Company Common Share to the SLL Investor Holders that is less than $4.00 (subject to adjustment as provided in Section 10);

(iii) approve, adopt or enter into any incentive equity or similar plan or amend or modify any such existing plan if such approval, adoption, entry into, amendment or modification would require Company Shareholder Approval;

(iv) incur, assume or otherwise become liable for or guarantee (collectively, an “Incurrence”) any indebtedness for borrowed money (excluding any revolving credit) if, immediately after giving effect to such Incurrence, the ratio of the Company’s consolidated aggregate net indebtedness for borrowed money (interpreted consistently with any similar definition or construct under the Existing Credit Agreement) would be in excess of four (4) times the Company’s EBITDA for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional indebtedness for borrowed money is Incurred (calculated on a pro forma basis after giving effect to such Incurrence and the use of the proceeds therefrom);

(v) enter into any definitive agreement to effect, or effect, (A) any acquisition (whether in one or more series of transactions and whether by merger, consolidation, recapitalization, sale, exchange, issuance or transfer of Equity Securities, by sale, exchange or transfer of assets or otherwise) by the Company or any of its Subsidiaries that would require Company Shareholder Approval, or (B) a sale or disposition of all or substantially all of the Company’s assets determined on a consolidated basis (whether in one or more series of transactions and whether by sale, exchange or transfer of the Company’s consolidated assets or otherwise); and

(vi) materially alter the existing principal line of business of the Company and its Subsidiaries (i.e., the principal line of business as of immediately following the Closing).

Section 3. Information Rights. In addition to any other information or similar rights that the SLL Investor Holders may be entitled to as equityholders of a Bahamian public company, from and after the Closing and so long as the SLL Investor Holders are entitled to designate an individual on the Company Board pursuant to Section 1(a), (a) the Company shall simultaneously provide, or cause to be provided, to Steiner Representative copies of all notices, consents, minutes and other materials received by the Company Board, and the Steiner Representative shall be entitled to share all such information with any other SLL Investor Holders and its and their respective Representatives (collectively, the “Information Recipients”); provided, that (i) the Company shall not be obligated to provide any information to the Steiner Representative if the provision thereof would result in the loss of attorney-client, work product or similar legal privileges, as reasonably determined based on the advice of the Company’s counsel (provided, that the Company shall use its reasonable best efforts to provide or convey such information in a manner without violating such privilege) and (ii) (A) the Steiner Representative shall (as a condition to receiving any such information from the Company), and (B) each Information Recipient shall (as a condition to receiving any information from the Steiner Representative)

execute and deliver to the Company (and, in the case of an Information Recipient, to the Steiner Representative), a customary agreement under which it agrees to abide by applicable restrictions on the trading of the Company’s Equity Securities and to keep such information confidential if the Steiner Representative or such Information Recipient (as applicable) is not already subject to trading restrictions with respect to the Company’s Equity Securities and confidentiality obligations with respect to such information that are at least as restrictive as such customary agreement would require, and (b) the Company shall use commercially reasonable efforts (it being understood that the Company shall not have the obligation to incur any out-of-pocket, third party expenses) to provide the Steiner Representative with such other information and data in the Company’s possession or control as the Steiner Representative may reasonably request to assist any SLL Investor Holder in preparing its tax, regulatory or other similar filings or as otherwise required for administrative purposes. The Steiner Representative may, in its sole discretion, decline to receive any information it may otherwise receive pursuant to clause (a) of this Section 3 upon written notice to the Company (it being understood and agreed that if the Steiner Representative declines any such information, it shall in no way affect or limit its right to receive the same information pursuant to this Section 3 subsequently).

Section 4. D&O Insurance. The Company shall, for so long as any director designated pursuant to the terms of this Agreement serves as a director of the Company Board, maintain directors’ and officers’ liability insurance in an amount determined by the Company Board to be reasonable and customary and that provides coverage with respect to each such director; provided, that upon such director ceasing to serve on the Company Board for any reason, the Company shall take all actions reasonably necessary to extend such directors’ and officers’ liability insurance coverage for a period of not less than six (6) years from the time at which such director ceases to serve on the Company Board in respect of any act or omission occurring at or prior to such cessation of service.

Section 5. Definitions and Interpretation.

(a) As used herein, the following terms shall have the following meanings:

“beneficially own” has the meaning ascribed to it in Section 13(d) of the Exchange Act.

“Company Common Shares” means any series or class of common shares of the Company (whether voting or non-voting).

“Company Sale” means an acquisition by any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) of any Equity Securities (or beneficial ownership thereof), including rights or options to acquire such ownership, tender or exchange offer, merger, consolidation, amalgamation, scheme of arrangement, business combination, issuance, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with or involving the Company or any of its Affiliates, in each case as a result of which such Person or “group” would (a) beneficially own securities representing more than 50.00% of the Equity Securities by voting power or economic rights (including upon exercise, exchange or conversion of any other security) of the Company or (b) acquire the right to designate, appoint or nominate a majority of the directors of the Company Board.

“Company Shareholder Approval” means any approval of the shareholders of the Company required under the Listing Rules or applicable Law (including the Laws of the Company’s jurisdiction of incorporation).

“EBITDA” means “Consolidated EBITDA”, as defined in the Existing Credit Agreement, or, if the Existing Credit Agreement is of no further force and effect, the definition of “Consolidated EBITDA” (or, if no such definition, a similar construct) under the credit agreement governing the Company’s senior-most credit facility.

“Equity Securities” means, as applicable, (a) any capital stock, membership interests or other share or equity capital, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share or equity capital or containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share or equity capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share or equity capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any Equity Securities issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Existing Credit Agreement” means the First Lien Credit Agreement, dated as of March 19, 2019, by and among the Company, Dory Intermediate LLC, Dory Acquisition Sub, Inc., the lenders party thereto and Goldman Sachs Lending Partners LLC, as the Administrative Agent and as the Collateral Agent, as such agreement may be further amended, restated, supplemented or otherwise modified or replaced from time to time in accordance with its terms; provided that if the Existing Credit Agreement has been terminated and no other credit agreement is then in effect, then the Existing Credit Agreement shall refer to the Existing Credit Agreement most recently in effect, as in effect at the time of its termination or expiration.

“Immediate Family Member” means, with respect to any individual, any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such individual, or any Person (other than a tenant or an employee) sharing the household of such individual.

“Listing Rules” means the listing standards and rules of Nasdaq applicable to the Company (or, if the Company’s equity securities are listed on another exchange, such other exchange’s listing standards and rules).

“L Catterton” means Catterton Management Company, L.L.C., a Delaware limited liability company.

“Majority SLL Investor Holders” means, as of any determination time, the SLL Investor Holders that beneficially own a majority of the Company Common Shares beneficially owned by all of the SLL Investor Holders as of such time.

“Nasdaq” means The NASDAQ Stock Market LLC, or any successor thereto.

“Non-Continuing Class C Director Term” means the period beginning on the date hereof and ending immediately prior to the 2022 annual meeting of the Company’s shareholders.

“Non-Continuing Class C Steiner Director” means the Initial Non-Continuing Class C Steiner Designee and any other individual elected or appointed to the Company Board that has been designated by the Majority SLL Investor Holders pursuant to this Agreement to fill the vacancy of such director position.

“Representative” means, with respect to any Person, his, her or its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“SLL Investor Holders” means, collectively, the Steiner Persons that beneficially own Company Common Shares as of any determination time.

“SLL Investor Holder Party” means, as of any determination time, any SLL Investor Holder that is a party to or bound by this Agreement.

“Specified Steiner Directors” the Initial Specified Steiner Directors and any other individual elected or appointed to the Company Board that has been designated by the Majority SLL Investor Holders pursuant to this Agreement as a director of the Company Board (other than the Non-Continuing Class C Steiner Director). .

“Steiner Person” means Steiner Leisure, L Catterton, and any Affiliate either of the foregoing.

“Steiner Directors” means, collectively, the Initial Steiner Designees and any other individual elected or appointed to the Board that has been designated by the Majority SLL Investor Holders pursuant to this Agreement (whether as a Specified Steiner Director, a Non-Continuing Class C Steiner Director or, if there are no classes of the Company Board as of any time, otherwise pursuant to this Agreement). For the avoidance of doubt, a decrease in the number of directors that the Majority SLL Investor Holders are entitled to designate pursuant to Section 1(a) shall not affect an individual’s status as a Steiner Director for purposes of this Agreement or under the Governing Documents of the Company.

“Steiner Representative” means, as applicable, Steiner Leisure or any successor “Steiner Representative” appointed pursuant to Section 22.

(b) Except as otherwise expressly provided in this Agreement, all references to ownership of the Company Common Shares in this Agreement (including any reference to the issued and outstanding Company Common Shares) shall (i) mean the Company Common Shares determined based on the number of issued and outstanding Common Shares as of any determination time (including, for the avoidance of doubt, any Company Common Shares acquired by the SLL Investor Holders prior to or after the Closing, including upon exercise of the Warrants) and, for the avoidance of doubt, on a non-fully diluted basis (e.g., without taking into account any Equity Securities of the type described in clauses (b) through (d) of the definition thereof unless and until, in the case of clause (b) and (c) only, any such Equity Securities are converted into, or exercised or exchanged for, Company Common Shares) and (ii) shall be deemed to refer to both voting and non-voting Company Common Shares, collectively as a single class.

(c) All references to “all actions necessary and desirable within its control” (or words of similar import) shall, when used in reference to the Company, also include, for the avoidance of doubt, any actions necessary or desirable by the Company Board and any Subsidiary of the Company, to the extent such actions are within their control, and subject to applicable law.

(d) The term “this Agreement” means this Governance Agreement together with the schedules and exhibits hereto, as the same may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if.” All references to “$” mean the lawful currency of the United States of America. The definitions contained in, or incorporated by reference into, this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument, statute or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes or Laws) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its successors and permitted assignees of rights and obligations under this Agreement. Masculine gender shall also include the feminine and neutral genders, and vice versa. The word “day” means calendar day unless Business Day is expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 6. Essential Consideration. The parties hereto acknowledge and agree that the rights and obligations of the parties hereunder, including under Section 1 through 4, are given in consideration for the rights and obligations undertaken under the Investment Agreement, and without limiting the generality of the foregoing, constitute essential and integral consideration to the parties hereto for their execution or authorization of the Investment Agreement.

Section 7. Assignment; Benefit of Parties; Transfer. No party hereto may assign this Agreement or any of its rights or obligations hereunder and any assignment hereof will be null and void, except that, at or following the date that any Steiner Person that is not already party to or bound by this Agreement becomes a beneficial owner any Company Common Shares, such Steiner Person may become a party to this Agreement as an SLL Investor Holder Party by executing a joinder agreement, in substantially the form attached hereto as Exhibit A, and the Steiner Representative as of any determination may assign its rights under Section 22 to any other SLL Investor Holder as provided in Section 22. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and assignees for the uses and purposes set forth and referred to herein and, for the avoidance of doubt, any references to the SLL Investor Holders shall, as the context requires, refer to any permitted assignees of the SLL Investor Holders’ rights and/or obligations hereunder.

Section 8. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party hereto, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 9. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

(a) If to Steiner Leisure, the Steiner Representative, or any of the SLL Investor Holders party to or bound by this Agreement, to:

c/o Catterton Management Company L.L.C.

599 West Putnam Avenue

Greenwich, CT 06830

Attention: J. Michael Chu

Marc Magliacano

Dave McPherson

Facsimile:   (203) 629-4903

E-mail:        Michael.Chu@lcatterton.com

Marc.Magliacano@lcatterton.com

Dave.McPherson@lcatterton.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:   Joshua Kogan, P.C.

Ryan Brissette

Facsimile:   (212) 446-6460

E-mail:        joshua.kogan@kirkland.com

ryan.brissette@kirkland.com

(b) If to the Company or HYAC, to:

c/o One Spa World LLC

770 South Dixie Highway, #200

Coral Gables, Florida 33146

Attn:           Leonard Fluxman

Stephen Lazarus

Email:         lfluxman@onespaworld.com

slazarus@onespaworld.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, NY 10020

Attention:   Sidney Burke

Stephen Alicanti

Facsimile:   (212) 335-4501

E-mail:        sidney.burke@dlapiper.com

stephen.alicanti@dlapiper.com

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10. Adjustments. If, and as often as, there are any changes in the Company Common Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Company Common Shares as so changed.

Section 11. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

Section 12. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any person or entity other than the parties hereto and their respective successors and assigns any remedy or claim under or by reason of this Agreement or any terms, covenants or conditions hereof, and all of the terms, covenants, conditions, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything to the contrary in this Agreement, (a) each Steiner Director shall be an express third-party beneficiary of the provisions set forth in Section 1(e) and Section 4 and (b) each SLL Investor Holder who is not an SLL Investor Holder Party shall be an express third-party beneficiary of the provisions set forth in Section 1, Section 2 and Section 3.

Section 13. Further Assurances. Each of the parties hereto hereby agrees that it will, upon request of the Company (in the case of an SLL Investor Holder) and upon request of the Steiner Representative (in the case of the Company or HYAC) and without any consideration, hereafter execute and deliver any further documents, agreements, instruments of assignment, transfer or conveyance and take such further actions as may be necessary or desirable to effectuate the purposes hereof.

Section 14. Expenses. Except as otherwise expressly set forth herein or in the Investment Agreement, each of the parties hereto hereby agrees that each party hereto shall bear any fees and expenses incurred by or on behalf of, or paid or payable by, such party as a result of or in connection with this Agreement and the transactions contemplated herein.

Section 15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state or any other jurisdiction.

Section 17. Jurisdiction; Venue; Waiver of Jury Trial.

(a) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, the Delaware Superior Court or, if the Delaware Superior Court declines to accept jurisdiction, any state or federal court within the County of New York in the State of New York), for the purposes of any Action or other proceeding arising out of this Agreement and the rights and obligations arising hereunder and thereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such Action or proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action or proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9 shall be effective service of process for any such Action or proceeding.

(b) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED THERETO. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, CLAIM OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17(B).

Section 18. Complete Agreement; Inconsistent Agreements. This Agreement, together with the Investment Agreement and the Governing Documents of the Company, represent the complete agreement between the parties hereto as to all matters covered hereby, and supersede any prior agreements or understandings between the parties. For the avoidance of doubt, the Prior Agreement is superseded by this Agreement and, upon the execution and delivery hereof, the Prior Agreement shall automatically, without any further action of any party hereto or any other Person, terminate and be of no further force and effect. In the event of any conflict between the terms of this Agreement, on the one hand, and the Investment Agreement and/or the Governing Documents of the Company, on the other hand, the terms of this Agreement shall govern and control.

Section 19. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 20. Amendment and Waiver. Except as otherwise provided herein, (a) no waiver of any provision of this Agreement shall be effective against any party hereto unless such waiver is approved in writing by such party and (b) no modification or amendment of any provision of this Agreement shall be effective against any party hereto unless such modification or amendment is approved in writing by the Company and the Steiner Representative. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 21. Termination. This Agreement shall terminate, and be of no further force and effect, upon the earliest to occur of: (a) the consummation of a Company Sale; (b) mutual written consent of the Company and the Steiner Representative; and (c) the SLL Investor Holders, in the aggregate, beneficially own less than 5% of the issued and outstanding Company Common Shares; provided that the last sentence of Section 1(e), Section 1(g), Section 1(i), Section 4, and Sections 5 through 22 (to the extent related to the foregoing) shall not terminate upon the occurrence of the event described in clause (c) and shall continue to be in full force and effect (notwithstanding clause (c) hereof) until the time at which a Steiner Director no longer serves as a director of the Company.

Section 22. Ability to Act on Behalf of the SLL Investor Holders.

(a) The parties hereto acknowledge and agree that Steiner Representative is hereby appointed, authorized and empowered to act as the representative of the SLL Investor Holders and as the exclusive agent, proxy and attorney-in-fact for the SLL Investor Holders for all purposes of this Agreement (including the full power and authority on behalf of the SLL Investor Holders, as well as the Majority SLL Investor Holders, as applicable, (i) to execute and deliver any consents and other documents contemplated by this Agreement and any and all supplements, amendments, waivers or modification thereto, and otherwise to consummate the transactions contemplated herein and therein, (ii) to execute and deliver on behalf of the SLL Investor Holders any amendment or waiver hereto or to any other agreement contemplated hereunder, (iii) to dispute, compromise, settle and pay any claims made in connection with this Agreement and (iv) to do each and every act and exercise any and all rights which the SLL Investor Holders or the Majority SLL Investor Holders are permitted or required to do or exercise under this Agreement).

(b) Steiner Leisure shall serve as the initial Steiner Representative until it assigns its rights and obligations hereunder as the Steiner Representative to another SLL Investor Holder Party. All power, authority, rights, privileges and obligations conferred in this Agreement to a Steiner Representative shall apply to any successor Steiner Representative. The Steiner Representative shall promptly notify the Company in writing upon any change in the identity of the Steiner representative. The Company shall be entitled to treat Steiner Leisure (or any successor Steiner Representative of which the Company has received notice in accordance with the preceding sentence) as the Steiner Representative until the Company has received the notice described in the preceding sentence.

(c) The appointment of the Steiner Representative by each Steiner Investor Holder is coupled with an interest and may not be revoked in whole or in part (including upon the death or incapacity of the Steiner Representative). Such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, managers, successors and assigns of each Steiner Investor Holder. All decisions of the Steiner Representative shall be final and binding on all of the Steiner Investor Holders, and no Steiner Investor Holder shall have the right to object, dissent, protest or otherwise contest the same. The Company shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Steiner Representative and any document executed by the Steiner Representative on behalf of the Steiner Investor Holders or Majority SLL Investor Holders, and the Company shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

Company:

ONESPAWORLD HOLDINGS LIMITED

By:	/s/ Stephen Lazarus
Name:	Stephen Lazarus
Title:	Chief Financial Officer

HYAC, solely for purposes of Section 18 and any other provisions herein to the extent relating thereto:

HAYMAKER ACQUISITION CORP.

By:	/s/ Leonard Fluxman
Name:	Leonard Fluxman
Title:	Executive Chairman

Steiner Leisure:

STEINER LEISURE LIMITED

By:	Marc Magliacano
Name:	Marc Magliacano
Title:	Vice President and Assistant Secretary

[Signature Page to Governance Agreement]

Exhibit A

Form of Joinder Agreement

The undersigned is executing and delivering this Joinder pursuant to the Governance Agreement of OneSpaWorld Holdings Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (the “Company”), dated June 20, 2020 (as amended, restated, amended and restated, or otherwise modified in accordance with its terms from time to time, the “Agreement”), by and among the Company, Steiner Leisure Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas (“Steiner Leisure”), Haymaker Acquisition Corp., a Delaware corporation (“HYAC”), and the other Persons from time to time party thereto. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Governance Agreement.

By executing and delivering this Joinder to the Company, the undersigned hereby (a) represents and warrants to the Company that the undersigned is a Steiner Person and a beneficial owner of Company Common Shares and (b) agrees to become a party to and to be fully bound by, and subject to, all of the applicable agreements, covenants, terms and conditions of the Governance Agreement as an SLL Investor Holder Party as of the date hereof in the same manner as if the undersigned were an original signatory to the Governance Agreement and the undersigned shall be deemed an SLL Investor Holder Party for all purposes thereof. Without limiting the foregoing, the undersigned acknowledges the irrevocable appointment of the Steiner Representative (and the related rights, obligations, terms, and conditions) under Section 22 of the Agreement.

This Joinder shall bind and inure to the benefit of and be enforceable by the Company, Steiner Leisure, HYAC and their respective successors and permitted assigns.

Sections 5(d), 15, 16 and 17 of the Agreement are incorporated into this Joinder, mutatis mutandis.

Accordingly, the undersigned has executed and delivered this Joinder as of [•].

[•]

By:
Name:
Title: